Exhibit 10.2:

As Recommended, Adopted and Approved by the Compensation
Committee and the Board of Directors on October 15, 2008

OIL-DRI CORPORATION OF AMERICA

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2009

FOREWORD

Oil-Dri Corporation of America (the “Company”) originally adopted this Supplemental Executive Retirement Plan (the “Plan”) for the benefit of certain of its executives, effective April 1, 2003.  Effective January 1, 2009, the Company adopts this amendment and restatement of the Plan in compliance with the requirements of Section 409A of the Internal Revenue Code (the “Code”) and final Treasury regulations issued thereunder.

The Excess Benefit provided under the Plan is intended to be an “excess benefit plan” as defined in Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and the Supplemental Benefit provided under the Plan is intended to be a deferred compensation plan for “a select group of management or highly compensated employees” as that term is used in ERISA and the Plan shall be interpreted and administered to the extent possible in a manner consistent with that intent.  The terms of this Plan, as amended and restated, apply to all benefits earned under the Plan, regardless of whether such benefits were earned and vested as of December 31, 2004.

The purpose of the Plan is to provide certain retired participants in the Oil-Dri Corporation of America Pension Plan (“Retirement Plan”) with the amount of benefits that would have been provided under the Retirement Plan but for:

1.	the limitations on benefits imposed by Section 415 of the Code, and/or

2.	the limitation on compensation for purposes of calculating benefits under the Retirement Plan imposed by Section 401(a)(17) of the Code.

ARTICLE 1 - Definitions

1.1	Except to the extent otherwise indicated herein, or to the extent otherwise inappropriate in the context, the definitions contained in Article II of the Retirement Plan are applicable under this Plan.

1.2
“Affiliate” means any corporation or enterprise, other than the Company, which, as of a given date, is a member of the same controlled group of corporations, the same group of trades or businesses under common control, or the same affiliated service group, determined in accordance with Sections 414(b), (c), (m) and (o) of the Code, as is the Company.

1.3	“Committee” means the persons appointed by the Company as the Administrative Committee of the Retirement Plan.

1.4
“Company” means Oil-Dri Corporation of America, a corporation organized and existing under the laws of the State of Delaware and having its principal office in Chicago, Illinois.  The Board of Directors of the Company or the Compensation Committee or any other authorized committee of the Board of Directors shall act on behalf of the Company.

1.5
“Excess Benefit” means the excess, if any, of the Retirement Benefit which would have been payable to or with respect to a Participant under the Retirement Plan had the limitations on benefits imposed by Section 415 of the Code not been applicable, over the Retirement Benefit actually payable to or with respect to the Participant under the Retirement Plan.

1.6	“Participant” means an individual who is eligible to receive benefits under the Plan as set forth in Article 2.1.

1.7	“Plan” means this Oil-Dri Corporation of America Supplemental Executive Retirement Plan, as amended, modified, or restated from time to time.

1.8	“Retirement Benefit” means, as the context requires, the benefit payable from the Retirement Plan.

1.9	“Retirement Plan” means the Oil-Dri Corporation of America Pension Plan, as amended, modified, or restated from time to time.

1.10
“Separation from Service” means the Participant’s death, retirement or other termination of employment with the Company and all Affiliates.  For purposes of this definition, a “termination of employment” shall occur when the facts and circumstances indicate that the Company and the employee reasonably anticipate that no further services would be performed by the employee for the Company or any Affiliate after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or as an independent contractor), would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or as an independent contractor) over the immediately preceding 36-month period (or full period of services to the Company and all Affiliates if the employee has been providing services to the Company less than 36  months).

1.11
“Supplemental Benefit” means the excess, if any, of the Retirement Benefit that would have been payable to or with respect to a Participant under the Retirement Plan had the amount of the Participant’s annual Compensation taken into account for purposes of calculating benefits under the Retirement Plan not been limited by Code Section 401(a)(17), over the sum of (a) the Retirement Benefit actually payable to or with respect to the Participant under the Retirement Plan and (b) any Excess Benefit payable under this Plan.

ARTICLE 2  - Participation

2.1	Participation

Each Retirement Plan participant whose Accrued Benefit under the Retirement Plan is limited by application of the limitations on benefits imposed by Code Section 415 and/or the limitation on considered compensation imposed by Code Section 401(a)(17) shall be a Participant in this Plan.  Participation in this Plan shall be limited to such Retirement Plan participants.

ARTICLE 3 - Benefits

3.1	Excess Benefit

The aggregate amount of Excess Benefit payable to or with respect to the Participant shall be paid directly to such Participant or his or her Beneficiary from the general assets of the Company in accordance with Articles 3.3 and 3.4.

3.2	Supplemental Benefit

The aggregate amount of Supplemental Benefit payable to or with respect to the Participant shall be paid directly to such Participant or his or her Beneficiary from the general assets of the Company in accordance with Articles 3.3 and 3.4.

3.3	General Provisions

(a)	The Company shall make no provision for the funding of any Excess Benefits or Supplemental Benefits payable hereunder.

(b)
In the event that the Company shall decide to establish an advance accrual reserve on its books against the future expense of Excess Benefit or Supplemental Benefit payments, such reserve shall not under any circumstances be deemed to be an asset of the Plan but, at all times, shall remain a part of the general assets of the Company, subject to claims of the Company’s creditors.

(c)
The Excess Benefit and/or Supplemental Benefit with respect to a Participant shall be paid to the Participant or his or her Beneficiary in the form of five substantially equal annual installments, with the first such installment paid on or as soon as practicable after the first day of the calendar month following the six-month anniversary of the Participant’s Separation from Service and the remaining four annual installments paid annually thereafter on or as soon as practicable following the first day of the calendar month following the 18-month, 30-month, 42-month, and 54-month anniversaries of such Separation from Service.  The calculation of the annual installments shall be performed using the same actuarial factors then utilized by the Retirement Plan for determining actuarial equivalence.  All federal, state, and local taxes that the Committee determines are required to be withheld from any benefit payments made under the Plan shall be withheld.

(d)
Any other provision of the Plan to the contrary notwithstanding, in the event the present value of the vested combined Excess Benefit and Supplemental Benefit with respect to a Participant who has a Separation from Service does not exceed $50,000, payment of his or her benefit shall be made in a lump sum on or as soon as administratively feasible after the first day of the calendar month next following the six (6)-month anniversary of said Separation from Service.

(e)
The Excess Benefit and/or Supplemental Benefit shall be paid in accordance with subsections (c) or (d) above regardless of whether the Participant is a “specified employee” of the Company (as defined in Treasury Regulation Section 1.409A-1(i)).

(f)
In the event that the Retirement Plan shall be terminated, Excess Benefits and/or Supplemental Benefits shall continue to be paid directly by the Company as provided in subsections (c) or (d) above, but only with respect to such benefits accrued as of the date of the Retirement Plan’s termination.

3.4	Limitations on Benefits

(a)
Any Excess Benefit and any Supplemental Benefit under this Plan shall be considered vested and nonforfeitable only if and when the Participant’s Accrued Benefit under the Retirement Plan is vested and nonforfeitable.

(b)
Notwithstanding the foregoing, the Excess Benefit and/or Supplemental Benefit with respect to a Participant shall be subject to adjustment by reason of changes in Code Section 401(a)(17) and/or 415 affecting the Accrued Benefit payable under the Retirement Plan.

(c)
Any other provision of the Plan to the contrary notwithstanding, in no event will any benefit be payable under the Plan with respect to a Participant who terminates employment or retires, if such individual performs services for a competitor of the Company, and such service is determined by the Committee to violate any non-competition agreement signed by the Participant.

ARTICLE 4  - Administration

4.1	Plan Administrator

The Committee shall be the “administrator” of the Plan within the meaning of Section 3(16)(A) of ERISA.

4.2	Powers of Plan Administrator

The Committee shall be vested with the general administration of the Plan.  The Committee shall have the exclusive right, and discretionary authority, to interpret the Plan.  The decisions, actions and records of the Committee shall be conclusive and binding upon the Company, upon any adopting Employers, and upon all persons having or claiming to have any right or interest in or under the Plan.

4.3	Participation by Subsidiary

If any entity is now or hereafter becomes a subsidiary or Affiliate of the Company and becomes an adopting Employer under the Retirement Plan, the Company may authorize such subsidiary or Affiliate to participate in this Plan upon appropriate action by such entity necessary to adopt the Plan.

4.4	Claim Procedure

Any Participant or Beneficiary, or his or her representative, who believes he or she is entitled to payment of a benefit for which provision is made in the Plan shall file a written claim with the Committee and shall furnish such evidence of entitlement to benefits as the Committee may reasonably require.  The Committee shall notify the Participant or Beneficiary in writing as to the amount of the benefit to which he or she is entitled, the duration of such benefit, the time the benefit is to commence and other pertinent information concerning his or her benefit.  If a claim for a benefit is denied by the Committee, in whole or in part, the Committee shall provide adequate notice in writing to the Participant or Beneficiary whose claim for a benefit has been denied within the 90-day period following receipt of the claim by the Committee.  If, under special circumstances, the Committee requires an extension of time for processing the claim, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period.  In no event shall such extension exceed a period of 90 days from the end of such initial period.  If written notice of the denial is not furnished in accordance with the above, the claim shall be deemed denied and the claimant may proceed with an appeal of the denial, as provided below.  The written notice regarding the benefit denied shall set forth (a) the specific reason or reasons for the denial; (b) specific reference to pertinent Plan provisions on which the denial is based; (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (d) a statement that any appeal of the denial must be made in writing to the Committee, within 60 days after receipt of the notice, which must include a full description of the pertinent issues and the basis of the appeal.  If the Participant or Beneficiary fails to appeal such action to the Committee in writing within the prescribed period of time, the Committee’s determination shall be final, binding and conclusive.

4.5	Appeal of Denial of Claim

If the Committee receives from a Participant or a Beneficiary, or his or her representative, within the prescribed period of time, a notice of an appeal of the denial of a claim for benefits, the Committee shall reconsider the claim, and may hold a hearing or otherwise ascertain such facts as it deems necessary, and shall render a decision which shall be binding upon both parties.  The decision of the Committee shall be in writing and a copy thereof shall be sent by certified mail to the claimant within 60 days after the receipt by the Committee of the notice of appeal, unless special circumstances require an extension of such 60-day period, but in any event, not later than 120 days after receipt.  If written notice of the denial on appeal of a claim for benefits is not received within the 60- or 120-day period, as applicable, then the claim shall be treated as a denied claim on appeal.

ARTICLE 5  - Amendment and Termination

5.1	Amendment of the Plan

Subject to the provisions of Article 5.3, the Plan may be wholly or partially amended or otherwise modified at any time by the Company.

5.2	Termination of the Plan

Subject to the provisions of Article 5.3, the Plan may be terminated at any time by the Company.

5.3	No Impairment of Benefits

Notwithstanding the provisions of Articles 5.1 and 5.2, no amendment to or termination of the Plan shall impair any rights to Excess Benefits and Supplemental Benefits which have accrued hereunder.  In the event the Plan is terminated, any Excess Benefits and Supplemental Benefits remaining will be distributed in such manner as is determined by the Committee in its sole discretion.

ARTICLE 6  – Incorporation of Retirement Plan by Reference

6.1	Incorporation of Retirement Plan by Reference

Except to the extent otherwise indicated herein, the applicable provisions of the Retirement Plan are hereby incorporated by reference into this Plan.

ARTICLE 7  – Miscellaneous

7.1	Non-Alienation

No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void.  No right or benefit under the Plan shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefit except such claims as may be made by the Company or any Affiliate.  Notwithstanding the foregoing, a Participant’s Excess Benefit and/or Supplemental Benefit may be assigned or awarded to an alternate payee pursuant to a domestic relations order the Committee determines to be a “qualified domestic relations order” (or “QDRO”) described in Code Section 414(p) and Treasury Regulation Section 1.409A-3(j)(4)(ii).

7.2	Unsecured General Creditor

Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company.  For purposes of the payment of benefits under the Plan, the Company’s assets shall be, and remain, neither pledged nor restricted under or as a result of the Plan.  The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.  All amounts deferred and accrued under the Plan will be unsecured liabilities of the Company.  For purposes of this Section 7.2, all references to the “Company” shall be deemed to also refer to any adopting Employer.

7.3	Court Order

If an interest in a Participant’s Excess Benefit and/or Supplemental Benefit under the Plan is assigned or awarded to an alternate payee pursuant to a QDRO, the QDRO may provide for the immediate distribution to the alternate payee his or her interest in such benefit in a lump sum.

7.4	Participant’s Rights

The establishment of the Plan shall not be construed as giving any Participant the right to be retained as an employee of the Company or any adopting Employer, or the right to receive any benefits not specifically provided herein.  The Company and any adopting Employer shall have no obligation to fund its obligations under the Plan.  Nothing herein shall be deemed to create a trust of any kind or to create any fiduciary relationships.

7.5	Notice

Any notice authorized or required to be given to the Company under the Plan shall be deemed given upon delivery in writing, signed by the person giving the notice, to the General Counsel of the Company or such other officer as may be designated by the Committee.

7.6	Applicable Law

To the extent not preempted by the laws of the United States of America, the Plan shall be governed by the laws of the State of Illinois without regard to its conflict of laws rules.

7.7	Expenses

The expenses of administering the Plan shall be borne by the Company.

7.8	Incompetency

If any Participant or Beneficiary is, in the opinion of the Committee, legally incapable of giving a valid receipt and discharge for any payment, the Committee may, at its option, direct that such payment or any part thereof be made to such person or persons who in the opinion of the Committee are caring for and supporting such Participant or Beneficiary, unless it has received due notice of claim from a duly appointed guardian or conservator of the estate of the Participant or Beneficiary.  A payment so made will be a complete discharge of the obligations under the Plan.

7.9	Severability

If any provisions of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if said illegal and invalid provisions had never been included herein.

7.10	Gender and Number

Masculine gender shall include the feminine, and the singular shall include the plural, unless the context clearly indicates otherwise.

7.11	Captions

The captions of the sections and paragraphs of the Plan are for convenience only and shall not control or effect the meaning or construction of any of its provisions.

IN WITNESS WHEREOF, the Company has caused the Plan to be executed upon the signature of its duly qualified officer as of the date first written above.

OIL-DRI CORPORATION OF AMERICA By: /s/ Charles P. Brissman Its Vice President and General Counsel
ATTEST: By: /s/ Angela M. Hatseras